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                                                                    Exhibit 10.1
                           EXCLUSIVE AGENCY AGREEMENT


         This Exclusive Agency Agreement (this "Agreement") is between Albrecht & Associates, Inc. ("Albrecht") and Burlington Resources Coal Seam Gas Royalty Trust, a Delaware business trust (the "Trust"), acting through NationsBank, N.A., its trustee (the "Trustee").

         WHEREAS, pursuant to Section 9.02(b) of the Trust Agreement dated May 1, 1993 (the "Trust Agreement") pursuant to which the Trust was established, the Trust has been terminated by action of its Unitholders, and, pursuant to Section
9.03 of the Trust Agreement, the Trustee, on behalf of the Trust, is required to engage an advisor to assist the Trustee in selling the Remaining Royalty Interests (as defined in the Trust Agreement, and referred to herein as the "Properties"), which assistance shall include valuing the Properties, evaluating offers to purchase the Properties, seeking buyers for the Properties and rendering the fairness opinions required by Section 9.03 of the Trust Agreement and otherwise as may be requested by the Trustee; and

         WHEREAS, Albrecht desires to act as exclusive agent in the sale of the Properties and to earn a performance fee from the sale thereof;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

1. Albrecht has been provided a copy of, and has read and understands the terms and provisions of, the Trust Agreement, and represents to the Trust and the Trustee that it is willing and able to perform all the duties of the Advisor (as defined in the Trust Agreement) described in
         Section 9.03 of the Trust Agreement and in this Agreement.

2. For the period contemplated by Section 9.03 of the Trust Agreement (the "Engagement Period"), Albrecht shall diligently solicit potential buyers of the Properties and submit to the Trustee all offers received, subject to and in accordance with the provisions of Section 9.03 of the Trust Agreement. All offers shall be subject to negotiation, and Albrecht shall not require sealed bids. Without limiting the foregoing, Albrecht will use its best efforts to obtain acceptable written, all-cash offers to purchase the Properties during the period beginning on the date hereof and ending April 28, 1999, as contemplated by subsection (e) of Section 9.03.

3. If an offer is not received and accepted by April 28, 1999, Albrecht shall continue to use its best efforts to obtain acceptable written offers to purchase the Properties throughout the Engagement Period as contemplated by subsections (e) and (g) of Section 9.03 of the Trust Agreement and, if applicable, shall organize and conduct the public auction for the Properties contemplated by subsection (g) of Section 9.03.

4. The "Engagement Period," as used herein, shall begin on the effective date of this Agreement, but shall not end on a date certain. Rather, the Engagement Period shall extend for such period of time as shall be necessary and appropriate to complete all the actions




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         contemplated by Section 9.03 of the Trust Agreement, including the closing of the sale of the Properties as contemplated therein. Without limiting the foregoing, the Engagement Period shall include the one-year period contemplated by subsection (g) of Section 9.03, the 30-day notice period related to the public auction contemplated by such subsection (g) and such additional period as may be necessary to close the sale of the Properties, all as applicable under the circumstances in accordance with Section 9.03. In any event, the Engagement Period shall end and this Agreement shall terminate upon the closing of the sale of the Properties (or upon completion of the public auction, if no offers are received therein), unless earlier terminated in accordance herewith.

5. Immediately upon execution of this Agreement, Albrecht shall begin compiling and evaluating all necessary engineering and other data related to the Properties and preparing appropriate marketing materials using such data, and shall distribute such marketing materials to potential buyers as soon as possible. Albrecht shall establish and maintain, at its office in Houston, Texas, a data room containing additional data related to the Properties, and shall make appropriate arrangements for visits to the data room by interested potential buyers.

6. Albrecht shall provide written status reports to the Trustee not less frequently than weekly, and shall provide additional written and oral reports to the Trustee as Albrecht may deem advisable and appropriate, or as the Trustee may reasonably request. Albrecht's principals, Robert
         A. Albrecht and Harrison Williams, shall each be actively involved in rendering the services required to be rendered by Albrecht under this Agreement, and each of them shall meet with the Trustee at the offices of the Trustee or its counsel in Dallas, Texas as often as reasonably requested by the Trustee. At a minimum, such principals shall make an in-person presentation to the Trustee at such offices to present and discuss in detail each offer received, and to answer any questions the Trustee may have with respect to such offer.

7. Albrecht shall provide such information and assistance as is necessary to enable the Trustee to fully understand and evaluate each offer received and to prepare an appropriate response thereto. Albrecht shall assist the Trustee with all aspects of negotiations with persons who have made offers to purchase the Properties.

8. Albrecht shall render, in the circumstances and at the times contemplated by Section 9.03 of the Trust Agreement, the opinions, in forms satisfactory to the Trustee, as to the fairness of any offers to purchase the Properties to the Unitholders of the Trust from a financial point of view.

9. Albrecht shall assist the Trustee in negotiating the final terms and conditions of the sale of the Properties and in closing the transaction.

10. Subject to the terms of Section 11 below, Albrecht shall be entitled to and shall receive the fee described in this Section 10 if the Properties are sold to any person, corporation,

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         partnership, company or any entity whatsoever during the Engagement
         Period; and the Trustee, on behalf of the Trust, agrees that the Trust shall pay to Albrecht a fee equal to 1% of the total aggregate sales price received by the Trust for the Properties during the Engagement Period. Such fee shall be paid at, and contingent upon, the closing of the sale of the Properties.

         For example, if the aggregate sales price is $4,000,000 (four million dollars), Albrecht shall receive a fee of $40,000 (forty thousand dollars). If the aggregate sales price is $10,000,000 (ten million dollars), Albrecht shall receive a fee of $100,000 (one hundred thousand dollars).

11. Although Albrecht shall be the exclusive agent for this sale during the Engagement Period, it is expressly agreed that Albrecht has no authority to commit the Trust or the Trustee to accept any offer whatsoever for the Properties, and Albrecht shall be entitled only to a reduced fee if the Trustee elects to reject all offers for any reason whatsoever and the Properties are sold at public auction as contemplated by the final two sentences of subsection (g) of Section
         9.03 of the Trust Agreement. In that event, Albrecht shall be entitled to receive from the Trust a fee equal to 0.5% of the total aggregate sales price received by the Trust for the Properties in the auction, which fee shall be paid at, and contingent upon, the closing of the sale of the Properties, and shall not be entitled to any fee under
         Section 10 above with respect to such Properties.

         If a portion of the Properties is sold pursuant to a negotiated bid and a portion at public auction, then Albrecht shall be entitled to a fee calculated in accordance with Section 10 above with respect to the Properties sold pursuant to the negotiated bid and a fee calculated in accordance with this Section 11 with respect to the Properties sold at public auction.

12. Other than the fee described in Section 10 or Section 11 above, as applicable, Albrecht shall not be entitled to and shall not receive any compensation or expense reimbursement whatsoever from the Trust or the Trustee.

13. In addition to the services specifically provided for herein, Albrecht shall provide such other assistance and advisory services as are normal and customary for similar transactions and as may be mutually agreed by Albrecht and the Trustee, and Albrecht shall not be entitled to any compensation for such other services other than the fee provided for in
         Section 10 or Section 11 above, as applicable. All actions taken by Albrecht in connection with this Agreement shall be subject to the approval of the Trustee.

14. This Agreement may be terminated by the Trustee without liability or continuing obligation of the Trust or the Trustee immediately upon any breach of this Agreement by Albrecht or any failure by Albrecht diligently to perform its duties hereunder. In the event of such a termination, Albrecht shall not be entitled to the fee described in
         Section 10 or Section 11 above or any other compensation or reimbursement whatsoever.

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15.      Albrecht shall indemnify and hold harmless the Trust and the Trustee and their affiliates against any losses, costs, damages, liabilities and claims arising out of or based upon misstatements or misrepresentations made by Albrecht or any willful misconduct, recklessness, gross negligence or negligence on the part of Albrecht, and Albrecht shall reimburse the Trust and the Trustee and their affiliates for any legal or other expenses reasonably incurred in connection with investigating or defending such loss, cost, damage, liability or claim.

         The Trust shall indemnify and hold harmless Albrecht and its affiliates against any losses, costs, damages, liabilities and claims arising out of or based upon misstatements or misrepresentations made by the Trust or the Trustee or any willful misconduct, recklessness, gross negligence or negligence on the part of the Trust or the Trustee, and the Trust shall reimburse Albrecht and its affiliates for any legal or other expenses reasonably incurred in connection with investigating or defending such loss, cost, damage, liability or claim.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

17. This Agreement shall be binding upon the parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

18. Albrecht acknowledges that the Trustee is acting for all purposes in connection with this Agreement solely in its capacity as trustee of the Trust, and the Trustee shall not be obligated to take any actions except in such capacity and shall not have any personal liability whatsoever.

19.      The effective date of this Agreement is January 5, 1999.


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AGREED

ALBRECHT & ASSOCIATES, INC.



/s/ Robert A. Albrecht                 January 11, 1999
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Robert A. Albrecht                     Date
President



BURLINGTON RESOURCES COAL SEAM GAS
ROYALTY TRUST

By: NationsBank, N.A., Trustee



By: /s/ Ron E. Hooper                  January 11, 1999
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    Ron E. Hooper, Vice President      Date




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